Midway Announces 2013 Annual Financial Results

March 13, 2014

Denver, Colorado – Midway Gold Corp. (TSX and NYSE-MKT: MDW) (the “Company” or “Midway”) announces financial results for the period ended December 31, 2013. These results were filed today with the United States Securities and Exchange Commission in the Company’s annual report on Form 10-K, and with the relevant securities regulators in Canada.

Recent Highlights

Pan Project

•	The project is fully permitted – Completed December 2013
•	Construction is underway – Began December 2013
•	Financing is in progress

Gold Rock Project

•	The Draft Environmental Impact Statement is underway – Began September 2013

Spring Valley Project

•	Midway formalized joint venture with Barrick at 70/30 – Completed February 2014

Results from Operations

With the Company commencing construction in December 2013 and continuing its efforts to reach production in the second half of 2014, operating expenses increased year over year. The operating loss of $17,380,100 for the year ended December 31, 2013 was primarily due to salaries and benefits of $5,453,707, mineral exploration expenditures of $5,337,923, and legal, audit, and accounting costs of $3,575,034. Salaries and benefits increased in 2013 due to the Company’s increased headcount from 26 at December 31, 2012 to 38 at December 31, 2013. Permitting activities at the Gold Rock project as well as salaries and labor costs across all the Company’s projects drove mineral exploration expenditures. Legal, audit and accounting costs in 2013 primarily related to legal expenses concerning general, land and other corporate matters. The Company also incurred legal, audit and accounting costs related to its graduation to the TSX exchange from the TSX Venture exchange as well as costs for financial advisory services in relation to the investigation of Pan Project financing options.

The Company realized other income of $24,441,172 in the current year related to gains of $4,065,291 and $20,306,621 related to foreign currency exchange translation and the change in derivative liabilities, respectively. As the Company’s stock price fluctuates, the Company will continue to recognize changes in the fair value of derivative liabilities, thereby resulting in non-cash gains or losses.

The Company’s consolidated net loss attributable to common shareholders for the year ended December 31, 2013 was $478,283, or $0.00 basic and $0.05 diluted loss per share compared to a loss of $15,706,856, or $0.13 basic and diluted loss per share for the comparable period in 2012.

All amounts are expressed in Canadian dollars, unless otherwise indicated. The financial information is presented in accordance with U.S. Generally Accepted Accounting Principles.

Condensed Consolidated Balance Sheet

	December 31,	December 31,
	2013	2012
Assets
Cash and cash equivalents	$51,363,302	$75,052,836
Property, equipment and mine development	16,750,950	8,005,959
Mineral properties	53,200,288	49,922,926
Other assets	2,534,482	1,048,882
Total assets	$123,849,022	$134,030,603

Liabilities	$14,199,877	$33,379,702
Redeemable preferred stock	47,482,972	44,261,122
Shareholders’ equity	62,166,173	56,389,779
Total liabilities and shareholders’ equity	$123,849,022	$134,030,603

Condensed Consolidated Statement of Operations

	Twelve Months Ended December 31,
	2013	2012
Operating loss	$17,380,100	$14,734,063
Other income (expense)	24,441,172	(1,382,963)
Net (income) loss before income tax	(7,061,072)	16,117,026
Income tax recovery (expense)	1,844,859	842,404
Net (income) loss	$(8,905,931)	$15,274,622
Preferred stock cumulative dividend	5,883,478	278,572
Accretion of Redeemable preferred stock	3,500,736	153,662
Net (income) loss attributable to common shareholders	$478,283	$15,706,856

Weighted average number of shares outstanding (Basic)	129,355,322	121,056,319
Basic (income) loss per share	$-	$0.13
Weighted average number of shares outstanding (Diluted)	167,193,160	121,056,319
Diluted (income) loss per share	$0.05	$0.13

Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended December 31,
	2013	2012
Cash and cash equivalents beginning of period	$75,052,836	$10,191,069
Net cash used in operating activities	(10,682,150)	(11,650,261)
Net cash used in investing activities	(10,737,267)	(7,921,806)
Net cash (used in) provided by financing activities	(2,429,204)	84,323,143
Effect of exchange rate on changes on cash	159,087	110,691

Cash and cash equivalents end of period	$51,363,302	$75,052,836

As of December 31, 2013 the Company had a cash balance of $51,363,302 with working capital of $46,060,721. Consistent with the Company’s plans to move from a development stage company to a gold production company, its working capital balance will fluctuate as the Company uses its cash to fund exploration, development activities and other operating expenses. In order to achieve planned production at the Pan project, the Company is seeking sources of additional financing.

To review Midway’s Annual Report on Form 10-K for the year ended December 31, 2013, including the Company’s Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com, www.sec.gov or www.midwaygold.com.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (720) 979-0900.

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